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                              ASSET INVESTORS CORPORATION
                    ANNOUNCES AGREEMENT TO SPIN OFF CERTAIN ASSETS

DENVER, COLORADO, February 3, 1998 (NYSE: AIC)

     Asset Investors Corporation ("AIC") announced that it has reached agreement with AIC Holdings, Inc. ("Holdings") and the stockholder of Holdings to cause certain assets of AIC to be contributed to Holdings and to distribute all outstanding stock of Holdings to the stockholders of AIC. Holdings is a corporation wholly-owned by Terry Considine, AIC's co-Chairman and co-Chief Executive Officer.

     It is AIC's intent to use Holdings as a vehicle for holding property and performing services that AIC is limited or prohibited from holding or providing due to AIC's election to be taxed as a real estate investment trust. AIC is finalizing which assets will be contributed to Holdings. Any transfer of assets or services to Holdings will be at market rates and approved by the independent members of the Board of Directors, and if market rates are difficult to ascertain, the pricing will favor AIC.

     AIC has entered into a Contribution Agreement pursuant to which AIC will contribute certain assets to Holdings and, in return, the stock of Holdings will be contributed to AIC or a subsidiary of AIC. Following the contribution of Holdings stock, AIC will agree to contribute additional assets to Holdings with the intent of creating a stand-alone entity meeting the requirements for listing on the New York Stock Exchange ("NYSE") or NASDAQ National Market, and if AIC is successful in listing the Holdings stock on the NYSE or NASDAQ National Market, the stock of Holdings will be distributed to the stockholders of AIC. If AIC is unable to list the Holdings stock on the NYSE or NASDAQ National Market, Holdings will remain a direct or indirect subsidiary of AIC and AIC will pay to the former stockholder of Holdings an amount necessary to compensate the former Holdings stockholder for the value of such stock on January 31, 1998. Consummation of the transaction is subject to the approval of AIC's independent members of the board of directors.

Contact:    Terry Considine, Co-Chief Executive Officer (303) 691-4330